Exhibit (a)(5)(D)

FOR IMMEDIATE RELEASE	Contact:	Kelly Youngblood
August 23, 2013		Halliburton, Investor Relations
investors@halliburton.com
281/871-2688

Beverly Blohm Stafford
Halliburton, Corporate Affairs
PR@halliburton.com
281/871-2601

HALLIBURTON ANNOUNCES PRELIMINARY RESULTS OF ITS TENDER OFFER

HOUSTON, Texas—Halliburton (NYSE: HAL) today announced the preliminary results of its modified Dutch auction tender offer, which expired at 11:59 p.m., New York City time, on Thursday, August 22, 2013.

Based on the preliminary count by Computershare, the depositary for the tender offer, a total of approximately 100.2 million shares of Halliburton’s common stock were validly tendered and not validly withdrawn at or below the purchase price of $48.50 per share, including approximately 28.9 million shares that were tendered through notice of guaranteed delivery.

In accordance with the terms and conditions of the tender offer and based on the preliminary count by the depositary, Halliburton expects to acquire approximately 68.0 million shares of its common stock at a price of $48.50 per share, for an aggregate cost of approximately $3.3 billion, excluding fees and expenses relating to the tender offer. As such, Halliburton has been informed by the depositary that the preliminary proration factor for the tender offer is approximately 67.9%. The shares expected to be acquired represent approximately 7.4% of the total number of shares of Halliburton common stock issued and outstanding as of August 20, 2013.

The number of shares expected to be purchased in the tender offer and the purchase price are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the depositary and is based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within the three trading day settlement period. The final number of shares to be purchased and the final purchase price will be announced following the expiration of the guaranteed delivery period and the completion by the depositary of the confirmation process. Payment for the shares accepted for purchase pursuant to the tender offer, and the return of all other shares tendered and not purchased, will occur promptly thereafter.

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As noted in the Offer to Purchase relating to the tender offer, Halliburton may purchase additional shares of its common stock in the future in the open market subject to market conditions. Halliburton may also purchase shares of its common stock in private transactions, tender offers, or otherwise. Under applicable securities laws, however, Halliburton may not purchase any such shares of its common stock until after September 6, 2013. Any future purchases of shares by Halliburton will depend on many factors, including the market price of the shares, the final results of the tender offer, Halliburton’s business and financial position and general economic and market conditions.

Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC are serving as lead dealer managers for the tender offer, and Merrill Lynch, Pierce, Fenner & Smith Incorporated is serving as a co-dealer manager. Stockholders who have questions or would like additional information about the tender offer may contact the information agent for the tender offer, Georgeson Inc., at (888) 293-6812 (toll-free).

About Halliburton

Founded in 1919, Halliburton is one of the world’s largest providers of products and services to the energy industry. With more than 75,000 employees, representing 140 nationalities in approximately 80 countries, the company serves the upstream oil and gas industry throughout the lifecycle of the reservoir – from locating hydrocarbons and managing geological data, to drilling and formation evaluation, well construction and completion, and optimizing production through the life of the field.

NOTE: The statements in this press release that are not historical statements, including statements regarding the number and purchase price of shares expected to be purchased pursuant to the tender offer and regarding future purchases of shares, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the results expressed or implied by the statements. Halliburton’s Form 10-K for the year ended December 31, 2012, Form 10-Q for the quarter ended June 30, 2013, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Halliburton’s business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason. There can be no assurance as to the amount, timing or prices of any future share repurchases. The specific timing and amount of repurchases may vary based on market conditions and other factors. Halliburton’s share repurchase program may be suspended at any time.

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